Exhibit 10.69
FIFTH AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER
This FIFTH AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER (this “Agreement”) is dated as of February 23, 2010 by and among National Consumer Cooperative Bank, D/B/A National Cooperative Bank (the “Borrower”), SunTrust Bank, as administrative agent (in such capacity, the “Administrative Agent”), and the Banks (as defined below) signatory hereto.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit Agreement, dated as of May 1, 2006 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, PNC Bank, National Association and Wachovia Bank, National Association, as co-syndication agents (“Syndication Agents”), Calyon New York Branch and Union Bank of California, N.A., as co-documentation agents (“Documentation Agents”), SunTrust Capital Markets, Inc., as lead arranger and book manager (“Arranger”; Administrative Agent, Syndication Agents, Documentation Agents and the Arranger are each an “Agent” and are, collectively, the “Agents”), and the lenders party thereto from time to time (collectively, the “Banks”), the Banks have made certain loans and other financial accommodations to the Borrower;
WHEREAS, the Borrower has notified the Administrative Agent that certain Defaults and Events of Default have occurred and are continuing under the Credit Agreement as a result of (a) the Borrower’s failure to maintain (i) the ratio of Consolidated Earnings Available for Fixed Charge to Consolidated Fixed Charges as required under Section 6.9(b) of the Credit Agreement for the period ended June 30, 2009, (ii) the ratio of Consolidated Debt to Consolidated Adjusted Net Worth as required under Section 6.9(c) of the Credit Agreement for the period ended June 30, 2009, (iii) the ratio of Nonperforming Assets to Total Loans as required under Section 6.9(e) of the Credit Agreement for the period ended May 31, 2009 and (iv) the Return on Average Assets as required under Section 6.9(g) of the Credit Agreement for the period ended June 30, 2009, (b) Events of Default occurring under Section 8.5 of the Credit Agreement with respect to the Borrower’s failure to perform its obligations under the Senior Note Agreement, (c) the Revolving Credit Exposure of all Banks as of September 30, 2009, in an amount equal to $165,417,268, exceeding the Aggregate Revolving Commitment of $165,000,000, after giving effect to the $30,000,000 reduction in the Aggregate Revolving Commitment on September 30, 2009 pursuant to that certain Notice of Irrevocable Reduction and Termination dated as of March 30, 2009 (the “Irrevocable Reduction Notice”), (d) any Default or Event of Default under the Credit Agreement that may have occurred prior to the date hereof solely as a result of the Thrift borrowing Federal funds prior to the date hereof from a Federal Reserve Bank under the Term Auction Facility of the Federal Reserve System in accordance with applicable laws and regulations and safe and sound practice in breach of Section 7.1 of the Credit Agreement, and (e) the Borrower’s failure to promptly notify the Administrative Agent in writing of the foregoing pursuant to Section 6.7(a) of the Credit Agreement (collectively, the “Existing Events of Default”). No other Default or Event of Default is, or shall be deemed to be, an Existing Event of Default;

WHEREAS, the Borrower has requested that the Administrative Agent and the Banks waive the Existing Events of Default, reduce the Aggregate Revolving Commitments to an amount equal to $59,847,956.34 pursuant to Section 2.2 of the Credit Agreement, and amend certain terms and provisions of the Credit Agreement as set forth herein; and
WHEREAS, on and subject to the terms and conditions set forth herein, the Administrative Agent and the Banks have agreed to waive the Existing Events of Default and amend the Credit Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Credit Agreement as set forth below and otherwise agree as follows:
1. Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Credit Agreement.
2. Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 9 below:
(a) The Credit Agreement is hereby amended by inserting the following new defined terms in proper alphabetical order in Article 1 (Definitions; Effective Date) of the Credit Agreement:
““Collateral Agent” shall mean SunTrust Bank, in its capacity as Collateral Agent under the Intercreditor Agreement (together with its successors and assigns in such capacity).
“Excess Cash” shall mean, at any time of determination, Cash of the Borrower as of such date of determination as reflected in the Borrower’s financial records (exclusive of amounts included therein with respect to deposits in the Borrower’s clearing account and other accounts where the Borrower is acting as the custodian or in a fiduciary capacity for the Cash maintained in such accounts) in excess of (i) $50,000,000 at any time on or before June 30, 2010 or (ii) $45,000,000 at any time on or after July 1, 2010.
“Excess Cash Payment Date” shall have the meaning set forth in Section 2.9(c) hereof.
“Excess Cash Determination Date” shall have the meaning set forth in Section 2.9(c) hereof.

“Fifth Amendment” shall mean that certain Fifth Amendment to Credit Agreement and Limited Waiver, dated as of February 23, 2010, by and among the Borrower, the Agent and the Banks party thereto.
“Fifth Amendment Effective Date” shall mean February 23, 2010.
“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of April 30, 2009, among the Agent, the Collateral Agent, the institutional investors signatory thereto as Noteholders and, solely with respect to Sections 12(a) and 13(a) thereof, the Borrower and NCBFC.
“Irrevocable Reduction Notice” shall have the meanings set forth in Section 2.9(g) hereof.
“Loan to Value Ratio” shall mean, as of any date of determination, the ratio of (i) the sum of, measured as of such date of determination, (a) the aggregate amount of Revolving Credit Exposure for all Banks plus (b) the aggregate outstanding Senior Note Obligations to (ii) the sum of, measured as of such date of determination, (a) the aggregate unpaid principal amount of all Performing Loans plus (b) the Borrower’s unrestricted Cash (exclusive of amounts included therein with respect to deposits in the Borrower’s clearing account and other accounts where the Borrower is acting as the custodian or in a fiduciary capacity for the Cash maintained in such accounts).
“Monthly Date” shall mean the first day of each calendar month, provided that, if any such date is not a Business Day, the relevant Monthly Date shall be the next succeeding Business Day.
“Performing Loans” shall mean each outstanding loan, lease financing receivable and letter of credit (including participations in loans, lease financing receivables and letters of credit) held, or issued with respect to letters of credit, by the Borrower which is not a Nonperforming Loan and is not “risk rated” worse than 6 in accordance with the Borrower’s internal policies and procedures in existence on the Fifth Amendment Effective Date, consistently applied.
“Repayment Plan” shall have the meaning set forth in Section 6.15 hereof.
“Senior Note Amendment” shall mean that certain Seventh Amendment and Limited Waiver, dated as of February 23, 2010, among the Borrower, NCBFC and the Senior Noteholders.
“Senior Noteholders” shall mean, at any time of determination, the holders of the Senior Note Obligations.

“Senior Note Obligations” shall mean the “Obligations” as defined in the Senior Note Agreement.”
(b) The Credit Agreement is hereby further amended by deleting the defined terms “Aggregate Revolving Commitments”, “Commitment Termination Date”, and “Post-Default Rate” set forth in Article 1 (Definitions; Effective Date) in their entirety and substituting in lieu thereof the following:
““Aggregate Revolving Commitments” shall mean, at any time, the sum of the Revolving Commitments of all Banks then outstanding. On the Fifth Amendment Effective Date, the Aggregate Revolving Commitments equal $59,847,956.34.
“Commitment Termination Date” shall mean (a) April 29, 2011, (b) upon execution of the Fifth Amendment by all of the Banks holding the Aggregate Revolving Commitments at such time of determination, December 15, 2010, or (c) such earlier date on which the Loans may become due and payable pursuant to Article 8 hereof or on which the Revolving Commitments are terminated pursuant to Section 2.2.
“Post-Default Rate” shall mean in respect of all Loans and all other outstanding Obligations, a rate per annum equal to (after as well as before judgment) 3.00% plus the interest rate or letter of credit fee percentage, as applicable, otherwise applicable thereto.”
(c) The Credit Agreement is hereby further amended by deleting Section 2.1 (Loans) in its entirety and inserting the following in lieu thereof:
“SECTION 2.1 REVOLVING LOANS. Subject to the terms and conditions set forth herein, each Bank hereby severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time that will not result in (i) such Bank’s aggregate Revolving Credit Exposure exceeding such Bank’s Revolving Commitment or (ii) the sum of the aggregate Revolving Credit Exposures of all Banks exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower may borrow, prepay (as provided in Section 2.9 hereof) and reborrow the Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any repayment or prepayment of Revolving Loans on or after the Fifth Amendment Effective Date shall permanently reduce and terminate the Aggregate Revolving Commitments pursuant to Section 2.2 hereof in an amount equal to the principal amount so prepaid or repaid; provided, further, that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Borrower may not borrow or reborrow any Loans at any time on or after the Fifth Amendment Effective Date.”

(d) The Credit Agreement is hereby further amended by deleting clause (i) of Section 2.4(b) (Fees) in its entirety and inserting the following in lieu thereof:
“(i) to the Agent, for the account of each Bank, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate of 13.27125% per annum on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to and including the date on which such Letter expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date) and”
(e) The Credit Agreement is hereby further amended by adding the following new subsections (d) and (e) to Section 2.4 (Fees):
“(d) For each of the following dates on which the Loan to Value Ratio of the Borrower is greater than the ratio set forth opposite such date, the Borrower shall pay a fee equal to 0.20% of the aggregate principal amount of the Revolving Credit Exposure outstanding on such date to the Agent, for the account of each Bank based on its Pro Rata Share as of such date, which fee shall be paid no later than 10 Business Days following such date of determination:

Applicable Date	Loan to Value Ratio

February 28, 2010	37%

April 30, 2010	30%

June 30, 2010	28%

September 30, 2010	28%
(e) If the Borrower shall not have repaid in full in cash all Revolving Credit Exposure and terminated all Aggregate Revolver Commitments pursuant to Section 2.2 of the Credit Agreement on or before June 30, 2010, then on June 30, 2010 the Borrower shall pay a fee equal to two percent (2.00%) of the aggregate principal amount of the Revolving Credit Exposure outstanding on such date to the Agent, for the account of each Bank based on its Pro Rata Share as of such date.”

(f) The Credit Agreement is hereby further amended by adding the following sentence to Section 2.9(b) (Optional Prepayments) immediately following clause (iii) thereof:
“All payments and repayments made under this clause (b) are subject to Section 10.19. Each prepayment or repayment made under clause (b) immediately above shall be applied on a pro rata basis to reduce the outstanding amounts under the Revolving Commitments of each Bank with a pro rata permanent reduction in the Revolving Commitment of each Bank corresponding to the amount of each such prepayment.”
(g) The Credit Agreement is hereby further amended by deleting the reference “Within three (3) Business Days of the receipt by the Borrower or any Subsidiary” contained in Section 2.9(c) (Mandatory Prepayments) in its entirety and inserting “Within five (5) Business Days of the receipt by the Borrower” in lieu thereof.
(h) The Credit Agreement is hereby further amended by deleting clause (i) of Section 2.9(c) (Mandatory Prepayments) in its entirety and inserting the following in lieu thereof:
“(i) Net Cash Sale Proceeds from Asset Sales (other than sales or other disposition for fair market value of obsolete or worn out equipment or other assets not necessary for operations disposed of in the ordinary course of business in an aggregate amount not to exceed $50,000 after the Fifth Amendment Effective Date) to the extent that the Borrower has Excess Cash; provided, however, no such payment shall be required under this clause (i) unless such payment amount is in excess of $500,000. For purposes of determining Excess Cash under this Section 2.9(c)(i), Excess Cash shall be determined as of the close of business on the Friday immediately prior to the date of receipt of such Net Cash Sale Proceeds, and adjusted (x) to give pro forma effect to the receipt of such Net Cash Sale Proceeds and (y) to give effect to the payment of Excess Cash included in such measurement and paid prior to the date of receipt of such Net Cash Sale Proceeds.”
(i) The Credit Agreement is hereby further amended by deleting the clause immediately following clause (iv) of Section 2.9(c) (Mandatory Prepayments) in its entirety and inserting the following thereof:
“the Borrower shall pay one hundred percent (100%) of such proceeds to the Agent, on behalf of the Banks, and the Senior Noteholders pursuant to Section 10.19, and the Agent shall, upon receipt of any such proceeds, apply such proceeds in the manner set forth in clause (d) immediately below, subject to Section 10.19.”

(j) The Credit Agreement is hereby further amended by inserting the following subsections (e), (f) and (g) immediately following Section 2.9(d) (Application of Mandatory Prepayments):
“(e) EXCESS CASH. Without duplication of any other payment required under this Agreement, on each Excess Cash Payment Date listed in the table below, the Borrower shall pay one hundred percent (100%) of its Excess Cash measured as of the Excess Cash Determination Date listed opposite thereto (which shall be based on the Cash balances as of the close of business on the Friday immediately preceding such Excess Cash Determination Date) to the Agent, on behalf of the Banks, and the Senior Noteholders pursuant to Section 10.19, and the Agent shall, upon receipt of any such proceeds, apply such proceeds in the manner set forth in Section 2.9(d), provided that any repayment or prepayment made with Cash included in the calculation Excess Cash following the Excess Cash Determination Date and prior to the Excess Cash Payment Date shall reduce the amount of Excess Cash due on such Excess Cash Payment Date:

Excess Cash Determination Date	Excess Cash Payment Date

February 24, 2010	March 3, 2010
March 31, 2010	April 7, 2010
April 28, 2010	May 5, 2010
May 26, 2010	June 2, 2010
June 30, 2010	July 7, 2010
July 28, 2010	August 4, 2010
August 25, 2010	September 1, 2010
September 29, 2010	October 6, 2010
October 27, 2010	November 3, 2010
November 24, 2010	December 1, 2010
(f) SCHEDULED AMORTIZATION. Without duplication of any other payment required under this Agreement, the Borrower shall repay the Obligations and the Senior Notes Obligations, in each case in accordance with Section 10.19, to the extent that the aggregate amount of the Obligations and the Senior Note Obligations exceeds the amounts set forth in the table below as of the date set forth opposite thereto:

		Aggregate
	Aggregate	Amount of	Total Obligations
Date of	Amount of	Senior Note	plus Senior Note
Determination	Obligations	Obligations	Obligations

February 28, 2010	$59,847,956.34	$38,152,043.66	$98,000,000.00

April 30, 2010	$41,527,153.38	$26,472,846.62	$68,000,000.00

June 30, 2010	$36,641,605.92	$23,358,394.08	$60,000,000.00

September 30, 2010	$18,320,802.96	$11,679,197.04	$30,000,000.00

December 15, 2010	$0	$0	$0

Each payment required under this Section 2.9(f) shall be paid on or before such date of determination to the Agent, on behalf of the Banks, and the Senior Noteholders pursuant to Section 10.19, and the Agent shall, upon receipt of any such proceeds, apply such proceeds in the manner set forth in Section 2.9(d).
(g) IRREVOCABLE COMMITMENT REDUCTION. The scheduled amortization payments required under the preceding clause (f) shall replace in its entirety that certain Notice of Irrevocable Reduction and Termination dated as of March 30, 2009 (the “Irrevocable Reduction Notice”).”
(k) The Credit Agreement is hereby further amended by deleting subsections (a), (b) and (c) of Section 2.12 (Interest) in their entirety and inserting the following in lieu thereof:
“(a) with respect to any Loan at any time outstanding, 13.50%.
(b) Notwithstanding the foregoing, the Borrower shall pay interest and letter of credit fees for all Loans and all other outstanding Obligations at the applicable Post Default Rate for the period commencing upon the occurrence of any Event of Default and continuing until such Event of Default shall have been waived in accordance with this Agreement or all Obligations shall have been repaid in full and the Revolving Commitments terminated. In addition, should the Borrower fail to make any required payment due on September 30, 2010 under Section 2.9(f), then the Borrower shall pay interest and letter of credit fees for all Loans and all other outstanding Obligations at the applicable Post Default Rate for the period commencing upon such breach and continuing until such breach has been cured in accordance with Section 8.1 (or all Obligations shall have been repaid in full and the Revolving Commitments terminated) notwithstanding that such breach is subject to a 30-day grace period as provided in Section 8.1.
(c) Except as hereinafter provided, accrued interest on each Loan shall be payable (i) monthly on each Monthly Date and (ii) in the case of any Loan, upon the payment or prepayment thereof (but only on the principal so paid or prepaid). Interest which is payable at the Post-Default Rate shall be payable from time to time on demand of the Agent or any Bank.”

(l) The Credit Agreement is hereby further amended by deleting Section 4.2 (Conditions to Subsequent Loans, Swing Line Loans and Letters of Credit ) in its entirety and inserting the following in lieu thereof:
“SECTION 4.2 CONDITIONS TO SUBSEQUENT LOANS, SWING LINE LOANS AND LETTERS OF CREDIT. Effective on the Fifth Amendment Effective Date, (a) the Borrower shall not be permitted to request that the Banks make any Loan or request that the Issuing Bank issue, amend, renew or extend any Letter of Credit, and (b) the Banks and the Issuing Bank, as applicable, shall have no obligations to make any Loan to the Borrower or issue, amend, renew or extend any Letter of Credit.”
(m) The Credit Agreement is hereby further amended by deleting Section 6.9(a) (Minimum Consolidated Adjusted Net Worth), Section 6.9(b) (Fixed Charge Coverage Ratio), Section 6.9(c) (Consolidated Debt to Consolidated Adjusted Net Worth), Section 6.9(d) (Minimum Qualified Assets of Borrower), Section 6.9(e) (Asset Quality) and Section 6.9(g) (Return on Average Assets) in their entirety and inserting the following the phrase “[intentionally omitted].” in lieu thereof.
(n) The Credit Agreement is hereby further amended by adding the following new clause (k) to Section 6.9 (Financial Covenants):
“(k) MINIMUM CASH. Maintain, at all times during the periods set forth below, Cash (exclusive of amounts included therein with respect to deposits in the Borrower’s clearing account and other accounts where the Borrower is acting as the custodian or in a fiduciary capacity for the Cash maintained in such accounts) at the Borrower equal to or greater than the amount set forth opposite thereto:

Period	Minimum Cash

Fifth Amendment Effective Date through and including June 30, 2010	$25,000,000

July 1, 2010 and all times thereafter	$20,000,000

(o) Article 6 (Affirmative Covenants) of the Credit Agreement is hereby further amended by adding the following new Section 6.15, Section 6.16 and Section 6.17:
“SECTION 6.15 REPAYMENT PLAN.
(a) On or before April 15, 2010, the Borrower shall provide to the Agent written information, in form and substance satisfactory to the Agent, describing (i) assets anticipated to be sold and other sources of cash to repay the Obligations and the Senior Note Obligations, (ii) the anticipated timeline for the sale of such assets or receipt of such sources of cash, (iii) the anticipated proceeds from such asset sales and cash sources, and (iv) projected reductions in Obligations and Senior Note Obligations resulting from the expected application of such anticipated proceeds from such asset sales and cash sources, together with any other information the Agent shall reasonably request in connection therewith, in each case demonstrating the Borrower’s ability to repay the Obligations and the Senior Notes Obligations as required under Section 2.9(f) (collectively, the “Repayment Plan”).
(b) On the first Business Day of each calendar month after the delivery of the Repayment Plan, the Borrower shall provide to the Agent a written update to any information contained in the Repayment Plan which shall have changed since the date of delivery of the Repayment Plan or an update thereto, including information regarding anticipated asset sale dates, sale terms, the progress of each asset sale, additional assets to be sold and additional actions to be taken to permanently repay the Obligations and the Senior Note Obligations as required under Section 2.9(f).
(c) The Borrower’s covenants and obligations under subsection (a) and (b) of this Section 6.15 shall cease and be deemed satisfied upon the delivery to the Agent of a duly executed commitment letter for a refinancing transaction to permanently repay all Obligations and all Senior Note Obligations in full, and receipt of informal indications of any rating required with respect to such refinancing (which may be verbal); provided that the Borrower’s covenants and obligations under subsection (a) and (b) of this Section 6.15 shall be fully reinstated and binding if such commitment letter is subsequently terminated or the refinancing transaction contemplated thereby does not permanently repay all Obligations and all Senior Note Obligations in full by June 30, 2010.
SECTION 6.16 ADDITIONAL REPORTING COVENANTS.
(a) By 4:00 p.m. (Eastern time) each Wednesday, the Borrower shall deliver to the Agent, or its designated advisors, a Cash balance report as of close of business (Eastern time) on Friday of the previous week.
(b) By 4:00 p.m. (Eastern time) each Friday, the Borrower shall deliver to the Agent, or its designated advisors, a 13-week rolling cash flow forecast together with a detailed variance report with respect to the previous 13-week rolling cash flow forecast delivered, which shall be in the form previously agreed to by the Agent and the Borrower.

(c) On the day that is 30 days following the end of each calendar month, the Borrower shall deliver to the Agent draft monthly financial statements including balance sheets, statements of income and statements of shareholders equity, and on the date that is 45 days following the end of each calendar month, final copies of such monthly financial statements.
(d) The Borrower shall prepare and deliver to each of the Agent and the Banks, in form and detail reasonably satisfactory to the Banks, a calculation of the Borrower’s Loan to Value Ratio as of February 28, 2010, April 30, 2010, June 30, 2010 and September 30, 2010, in each case within 10 Business Days following such date.
(e) The Borrower shall prepare and deliver to each of the Agent and the Banks, in form and detail reasonably satisfactory to the Banks, such additional information (including information provided by the Borrower to its other creditors) regarding the assets, liabilities, business and financial condition of the Borrower, NCBFC and their respective Subsidiaries (and projections relating thereto) as shall be reasonably requested by the Agent or the Banks.
SECTION 6.17 REFINANCING TRANSACTION. The Borrower shall use commercially-reasonable efforts to pursue, negotiate and close on or before June 30, 2010 a refinancing transaction that will repay in full all outstanding Obligations and Senior Note Obligations.”
(p) Article 7 (Negative Covenants) of the Credit Agreement is hereby further amended by adding the following new Sections 7.18 through 7.23:
“SECTION 7.18 NEW DEPOSITORY ACCOUNTS. The Borrower shall not open any new depository account, securities account or investment account unless such account shall be maintained at one or more of the Banks.
SECTION 7.19 PAYMENT OF OTHER INDEBTEDNESS.
(a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Borrower shall not make any principal payment to the holders of the Class A Notes until the Obligations and the Senior Note Obligations have been repaid in full and the Aggregate Revolving Commitments have been terminated in full.
(b) The Borrower shall make no principal payments to the Senior Noteholders unless the Borrower concurrently makes a ratable payment to the Agent, for the ratable benefit of the Banks, in accordance with the terms of Sections 3(b) and 7(a) of the Intercreditor Agreement.

(c) The Borrower shall not, directly or indirectly, (i) make any payments to any Person not required by a valid and enforceable contract as in effect on the Fifth Amendment Effective Date or as permitted under the following clause (ii), nor (ii) enter into any contract requiring payments to be made by the Borrower except in the ordinary course of business or as part of the transactions contemplated by this Agreement, including without limitation in furtherance of a refinancing transaction contemplated hereunder or any transaction contemplated under the Repayment Plan.
SECTION 7.20 AMENDMENTS TO SENIOR NOTE AGREEMENT, ETC. After the Fifth Amendment Effective Date, the Borrower shall not, without the written consent of the Majority Banks, enter into any amendment of, or modification or supplement to, the Senior Note Agreement, or any related agreements, or enter into any other agreements with any of the Noteholders or the Trustee with respect to the Senior Note Agreement or any related agreements, that would have the direct or indirect effect of any of the following: shortening the date of maturity of any loan or note, increasing the stated principal amount of any loan or note or adding to such amounts, adding to or making more onerous the conditions for issuing letters of credit, accelerating the time or increasing the amount of payment of principal, interest or other amounts (other than as required herein), increasing the interest rate or effective interest rate on any Indebtedness (whether by changing a contractual or default rate, changing a reference or base rate (other than normal fluctuations in such rate as may be contemplated by changes in the reference rates in the Senior Note Agreement) or by changing an interest rate spread above a reference rate), increasing the amount of or imposing additional fees or costs, or adding covenants or other restrictions or making more onerous existing covenants.
SECTION 7.21 MEETINGS WITH BANKS. The Borrower, NCBFC and their respective senior management and advisors shall make themselves available for such periodic meetings as the Banks and the Banks’ attorneys and advisors may reasonably request, to take place at mutually convenient times, in person or by telephone with representatives of the Banks and the Banks’ attorneys and advisors and any financial or other advisor or consultant to the Borrower and NCBFC, to discuss the Borrower’s and the NCBFC’s business operations and such other matters as such representatives may reasonably request.
SECTION 7.22 CONTRIBUTIONS TO THE THRIFT. The Borrower (i) shall not make any voluntary capital contribution to the Thrift (whether directly or through NCBFC) without the prior written consent of the Majority Banks and (ii) shall, notwithstanding the limitation in Section 7.9(xiii), be permitted to make a capital contribution expressly requested in writing by the Office of Thrift Supervision or other Governmental Authority to the Thrift (whether directly or through NCBFC) in an aggregate amount up to $10,000,000 without the prior written consent of the Majority Banks so long as, before and after giving effect to such contribution, no Default or Event of Default shall have occurred or be continuing.

SECTION 7.23 NO FEES, ETC. None of the Borrower, its Subsidiaries, NCBFC or their respective Subsidiaries or Affiliates has paid or will pay, directly or indirectly, any work fee, administrative agent’s fee or any other fee, charge, increased interest, premium or other consideration to, or has given or will give any additional security or collateral to, or has shortened or will shorten the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity in favor of or for the benefit of, any creditor of the Borrower, any creditor of any Affiliate or any agent acting for or on behalf of any such creditors with respect to the Senior Note Agreement in connection with or as an inducement to enter into the Senior Note Amendment or similar agreement, other than (a) the fees and payments described in the Senior Note Amendment and (b) as permitted by the Fifth Amendment, in each case payable under the terms of, and as disclosed in, the Senior Note Amendment.”
(q) The Credit Agreement is hereby further amended by deleting Section 8.1 (Payments) in its entirety and inserting the following in lieu thereof:
“SECTION 8.1 PAYMENTS.
Failure to (a) make any payment or mandatory prepayment of principal of any Loan when due and as the same shall become due and payable, and, solely with respect to any mandatory prepayment of principal that may be due on September 30, 2010 pursuant Section 2.9(f), such failure shall continue for a period of 30 days following the due date thereof, or (b) make any payment of interest upon any Loan, Note, any fee or other amounts pursuant to this Agreement within five (5) Business Days after the due date thereof (the “Grace Period); or,”
(r) Article 10 (Miscellaneous Provisions) of the Credit Agreement is hereby further amended by adding the following new Section 10.18 and Section 10.19:
“SECTION 10.18 MOST FAVORED LENDER CLAUSE. On the Fifth Amendment Effective Date, each negative and affirmative covenant (together with any defined terms and schedules related thereto) imposed under, or in connection with, the Senior Notes Agreement is hereby incorporated into this Agreement and shall apply as if fully set forth herein. If, after the Fifth Amendment Effective Date, any Senior Noteholder or other holder of Indebtedness of the Borrower or any Subsidiary (a) imposes any additional negative or affirmative covenant or event of default (including by amendment of an existing negative or affirmative covenant or event of default, by waiver or consent or otherwise) that is more restrictive on the Borrower or any Subsidiary (or more favorable to such Senior Noteholder or other holder of Indebtedness) than the covenants or events of default contained in this Agreement, (b) increases the amount of any fees, interest and/or other economic consideration to any Senior

Noteholder or other holder of Indebtedness, or (c) adds additional fees, interest and/or other economic consideration to any Senior Noteholder or other holder of Indebtedness, then the Borrower shall promptly notify the Agent and each Bank and (irrespective of such notification) this Agreement shall be deemed to be amended automatically to incorporate such additional, more restrictive or more favorable covenant, event of default or other provision (together with any defined terms and schedules related thereto) as of such date. Notwithstanding the foregoing, (y) the subsequent amendment, modification, release or termination of any such covenant, event of default or other provision in such other document or agreement shall not operate to amend, modify, release or terminate such covenant, event of default, additional fees, interest or other economic consideration or other provision as incorporated into this Agreement pursuant hereto without the consent of the Majority Banks and (z) no provision shall be incorporated by reference herein to the extent that it would be more favorable to the Borrower, or less favorable to the Banks, than any provision of this Agreement that would be operative absent such incorporation.
SECTION 10.19 SHARING PROVISIONS UNDER THE INTERCREDITOR AGREEMENT. As of the Fifth Amendment Effective Date, a Trigger Event (as defined in the Intercreditor Agreement) has occurred and the Agent has provided the required notice under Section 3(b) of the Intercreditor Agreement to implement the sharing provisions contained in Section 3 of the Intercreditor Agreement. Notwithstanding anything to the contrary contained in the Intercreditor Agreement or this Agreement, the Agent and the Banks hereby agree that (a) except for the principal payment on the Senior Note Obligations in the amount of $3,552,767.33 that was paid on the Fifth Amendment Effective Date, all principal payments (whether voluntary or mandatory) made with respect to the Secured Obligations (as defined in the Intercreditor Agreement) shall be allocated to the Banks and the Senior Noteholders in accordance with Section 3(b) and 7(a) of the Intercreditor Agreement until the Secured Obligations have been paid in full, notwithstanding that the events giving rise to the Trigger Event may have been cured, waived or no longer exist, (b) “Shared Payments” (as defined in the Intercreditor Agreement) shall not include (i) any payments of interest in respect of the Secured Obligations (as defined in the Intercreditor Agreement) or (ii) any fees in respect of the Financing Agreements (as defined in the Intercreditor Agreement), which may be paid directly in accordance with the respective Financing Agreements (as defined in the Intercreditor Agreement) and (c) with the agreement of the Agent, as evidenced by execution of a payment letter in the form of Schedule 10.19, the Borrower may make such payments as set forth in such payment letter to the extent that such payment is made in accordance with Section 3(b) and 7(a) of the Intercreditor Agreement; provided that such agreement is expressly conditioned upon the continued agreement of such arrangement by the Senior Noteholders.”

(s) The Credit Agreement is hereby further amended by deleting any reference to “Quarterly Date” or “Quarterly Dates” and replacing each such reference with the phrase “Monthly Date” or “Monthly Dates”, as applicable.
3. Limited Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 9 below, the Majority Banks hereby waive the Existing Events of Default. The Borrower acknowledges and agrees that the waiver contained in the foregoing sentence shall not waive (or be deemed to be or constitute a waiver of) any other covenant, term or provision in the Credit Agreement or hinder, restrict or otherwise modify the rights and remedies of the Banks and/or the Agent following the occurrence of any Default or Event of Default under the Credit Agreement. In addition, the Majority Banks hereby waive any required notice and any limitations on the specified dollar amounts of the voluntary reduction of the Aggregate Revolving Commitments made pursuant to Section 2.2 of the Credit Agreement as of the Fifth Amendment Effective Date as set forth herein.
4. Termination of LIBOR Option; Additional Covenant and Waiver. Notwithstanding any term contained in the Credit Agreement or any other Loan Document, on or after the Fifth Amendment Effective Date, (i) all Loans shall bear interest at the rate set forth in Section 2.12(a) of the Credit Agreement (as amended hereby) and the Borrower shall have no right to maintain any Loan as a Base Rate Loan or a LIBOR Loans and (ii) the Borrower hereby waives, and agrees not to exercise nor have the benefit of, Section 2.8 (Conversion of Loans) of the Credit Agreement.
5. Acknowledgements.
(a) Acknowledgement of Obligations. The Borrower hereby acknowledges, confirms and agrees that as of the close of business on February 22, 2010, the Borrower was indebted to the Administrative Agent and the Banks for Loans and other financial accommodations under the Loan Documents in the following amounts:

Revolving Loans:	$91,539,188.97 principal plus accrued interest thereon plus accrued and unpaid fees, costs and expenses due and owing under the Loan Documents

Letters of Credit:	$417,268.00 plus accrued and unpaid fees, costs and expenses due and owing under the Loan Documents
All such obligations under the Credit Agreement owing by the Borrower together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by the Borrower to the Administrative Agent and each Bank, are unconditionally owing by the Borrower to each Bank, without offset, defense or counterclaim of any kind, nature or description whatsoever.
(b) Acknowledgement of Payment of Costs and Fees. The Borrower hereby acknowledges, confirms and agrees that the Borrower shall pay to the Administrative Agent and each Bank all reasonable and documented costs, fees, expenses and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Agreement and any documents and instruments relating hereto.

(c) Acknowledgement of Security Interests. The Borrower hereby acknowledges, confirms and agrees that Collateral Agent, for itself and the benefit of the Secured Creditors (as defined in the Security Agreement), has and shall continue to have valid, enforceable and perfected first-priority liens (subject to Permitted Liens and Liens permitted pursuant to Section 7.2 of the Credit Agreement) upon and security interests in the Collateral granted to Collateral Agent, for itself and the benefit of the Banks, pursuant to the Loan Documents or otherwise granted to or held by the Collateral Agent, for itself and the benefit of the Secured Creditors (as defined in the Security Agreement).
(d) Acknowledgment of No Bank Obligations. The Borrower hereby acknowledges, confirms and agrees that as a result of amendments contained in this Agreement, the Administrative Agent and the Banks have no obligations to make, issue or otherwise provide any Loans or other financial accommodations to the Borrower.
(e) Binding Effect of Documents. The Borrower hereby acknowledges, confirms and agrees that: (i) each of the Loan Documents to which it is a party has been duly executed and delivered to the Administrative Agent and the Banks thereto by the Borrower, and each is in full force and effect as of the Fifth Amendment Effective Date, (ii) the agreements and obligations of the Borrower contained in the Loan Documents and in this Agreement constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, and the Borrower has no valid defense to the enforcement of the obligations under the Credit Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting creditor rights and subject to equitable principles and (iii) the Administrative Agent and each Bank are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and under applicable law or at equity.
6. Representations and Warranties. The Borrower hereby represents and warrants in favor of the Administrative Agent and each Bank as follows:
(a) As of the date hereof, the aggregate principal amount of the Obligations and the Senior Note Obligations does not exceed $98,000,000, in the aggregate;
(b) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s powers and have been duly authorized by all necessary action on the part of the Borrower;
(c) This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting creditor rights and subject to equitable principles;

(d) The execution and delivery of this Agreement and performance by the Borrower under the Credit Agreement, as amended from time to time, (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of the Borrower, (iii) will not violate any requirement of law except for violation that could not reasonably be expected to have a Material Adverse Effect, and (iv) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon the Borrower or its property, or give rise to a right thereunder to require any payment to be made by the Borrower, except for violations, defaults or the creation of such rights that could not reasonably be expect to have a Material Adverse Effect;
(e) After giving effect to the waiver set forth in Section 3 hereof, no event has occurred or is continuing, that would constitute a Default or an Event of Default under the Credit Agreement or any other Loan Documents;
(f) Except as expressly set forth herein or in the Senior Note Amendment, none of the Borrower, its Subsidiaries, NCBFC and any of their respective Subsidiaries or Affiliates has paid or will pay, directly or indirectly, any fee, charge, increased interest or other consideration to, or given any additional security or collateral to, or shortened the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity in favor of or for the benefit of, any creditor of the Borrower, its Subsidiaries, NCBFC or any of their respective Subsidiaries or Affiliates as a condition to, or otherwise in connection with, the execution or delivery of this Agreement or the Senior Note Amendment;
(g) Schedule 6(g) hereto sets forth a complete and correct list of all outstanding Indebtedness of the Borrower, its Subsidiaries and NCBFC, in each case as obligors, as of January 31, 2010 (including with respect thereto, identification of the obligor(s) and the payee or creditor with respect to such Indebtedness, whether such Indebtedness is secured, guaranteed or subordinated to any other Indebtedness of the Borrower, its Subsidiaries and NCBFC and the dates and amounts of mandatory repayments of such Indebtedness (whether by amortization payment or at maturity)), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payment or maturities of the Indebtedness of the Borrower, its Subsidiaries and NCBFC, except as set forth on such Schedule 6(g). Schedule 6(g) hereto sets forth a complete and correct list of all Liens on property of the Borrower, its Subsidiaries and NCBFC as of January 31, 2010 that secure Indebtedness of any Person, and identifying in each case the obligor(s) with respect to such Indebtedness, the property subject to such Liens and the payee or creditor with respect to such Indebtedness, since which date there has been no material change in the information set forth therein, except as set forth on such Schedule 6(g); and
(h) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or NCBFC after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, its Subsidiaries or NCBFC or against any of their respective properties or revenues that (i) purport to affect or pertain hereto, or to this Agreement, any Loan Document, the Senior Note Agreement or the Senior Note Amendment, or any of the transactions contemplated hereby or thereby, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

7. Advice of Counsel. The Borrower acknowledges that the Borrower (a) has been advised by the Administrative Agent to engage independent counsel of its own choosing to obtain legal advice with respect to this Agreement, (b) has obtained, or has had every opportunity to obtain, legal advice from independent counsel of its own choosing with respect to this Agreement (and to the extent it has chosen not to obtain legal advice of its own counsel, this choice was made freely and in knowing contradiction of the suggestion of the Administrative Agent), (c) has read this Agreement in full and final form, and (d) has had this Agreement fully explained to it to its satisfaction.
8. Limitations. Except for the limited waiver and other modifications expressly set forth herein, the Credit Agreement and all other existing Loan Documents shall remain unchanged and in full force and effect and the Administrative Agent and each Bank expressly reserve the right to require strict compliance with the terms of the Credit Agreement and the other Loan Documents. The limited waiver contained herein is limited to the precise terms hereof, and none of the Administrative Agent or any Bank is obligated to consider or agree to any additional request by the Borrower for any other waiver with respect to the Credit Agreement.
9. Conditions to Effectiveness of this Agreement. This Agreement shall become effective as of the date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied or duly waived:
(a) the Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that as of the date hereof, the aggregate principal amount of the Obligations and the Senior Note Obligations does not exceed $98,000,000, in the aggregate;
(b) the Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that the Senior Noteholders have received a principal payment with respect to the Senior Notes Obligations in an amount equal to $3,552,767.33, which shall not be required to be shared with the Banks under the Intercreditor Agreement or Section 10.19 of the Credit Agreement;
(c) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, duly executed counterparts of this Agreement from the Borrower and the Majority Banks on or before the Effective Date;
(d) the Administrative Agent shall have received on or before the Effective Date the Senior Note Amendment in form and substance satisfactory to the Administrative Agent and the Majority Banks;

(e) the Borrower shall have paid all reasonable and documented fees, costs and expenses incurred in connection with this Agreement and any other Loan Documents that have been invoiced and are required to be paid hereunder or under the Credit Agreement (including, without limitation, legal fees and expenses) and that have been presented to the Borrower prior to the Effective Date;
(f) No injunction, writ, restraining order or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against the Borrower or NCB Capital; and
(g) The representations and warranties made or deemed made by the Borrower under this Agreement shall be true and correct in all material respects.
10. Effect on the Loan Documents.
(a) The Credit Agreement and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms (except as expressly modified hereby) and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Agreement shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Bank under the Credit Agreement or any other Loan Document. The waivers and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents. To the extent any provision in the Loan Documents restricts or otherwise prohibits certain acts by any Loan Party during an Event of Default, those provisions shall remain in full force and effect and are not waived, modified or excused unless specifically provided for in this Agreement.
(b) Upon and after the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.
(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Agreement, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified hereby.
11. Further Assurances. The Borrower and NCBFC will cooperate with the Administrative Agent and the Banks and execute such further instruments and documents as the Administrative Agent and the Banks shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
13. Loan Document. This Agreement shall be deemed to be a Loan Document for all purposes.
14. RELEASE BY THE BORROWER AND NCBFC. Effective on the date hereof, each of the Borrower and NCBFC hereby waives, releases, remises and forever discharges the Administrative Agent, each other Agent, Swing Line Lender, Issuing Bank, each Bank and each of their respective Affiliates, and each of the officers, directors, employees, and professionals of each Bank, the Administrative Agent, each other Agent, Swing Line Lender, Issuing Bank, each Bank and their respective Affiliates (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which the Borrower or NCBFC ever had from the beginning of the world, now has or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee relating to the Credit Agreement or any other Loan Document, except for the duties and obligations expressly set forth in this Agreement or with respect to any act or omission that is taken or occurs after the Effective Date.
15. Time of Essence. Time is of the essence in the payment and performance of each of the obligations of the Borrower and with respect to all covenants and conditions to be satisfied by the Borrower in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.
16. Integration. This Agreement (together with the other Loan Documents (each as amended, supplemented or otherwise modified from time to time)) sets forth in full the terms of agreement between the parties and is intended as the full, complete and exclusive contract governing the relationship between the parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between the parties with respect thereto.

17. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
18. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
19. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute and deliver this Agreement as of the day and year first written above.

NATIONAL CONSUMER COOPERATIVE BANK, as Borrower
By:
Name:
Title:

Acknowledged and agreed this 23rd day of February, 2010: NCB FINANCIAL CORPORATION
By:
Name:
Title:

SUNTRUST BANK, as Administrative Agent and a Bank

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Bank
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION., as a Bank
By:
Name:
Title:

WACHOVIA BANK, N.A., as a Bank
By:
Name:
Title:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK NEW YORK BRANCH, as a Bank
By:
Name:
Title:

By:
Name:
Title:

UNION BANK, N.A., as a Bank
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Bank
By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Bank
By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Bank
By:
Name:
Title:

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, as a Bank
By:
Name:
Title:

By:
Name:
Title:

MIZUHO CORPORATE BANK (USA), as a Bank
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Bank
By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Bank
By:
Name:
Title:

TAIPEI FUBON COMMERCIAL BANK, NEW YORK AGENCY, as a Bank
By:
Name:
Title:

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH, as a Bank
By:
Name:
Title:

SCHEDULE 6(g)